Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FIRST QUARTER EARNINGS

MIAMI (March 24, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $260 million, or $0.33 diluted EPS, on revenues of $2.9 billion for its first quarter ended February 28, 2009. Net income for the first quarter of 2008 was $236 million, or $0.30 diluted EPS, on revenues of $3.2 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated that operating results in the first quarter were better than the company’s December guidance due primarily to lower than expected net cruise costs and stronger than expected net revenue yields on close-in bookings.

Commenting on first quarter results, Arison said that “considering the economic climate, achieving higher quarterly net income is quite remarkable. The effect of lower revenue yields resulting from the pull back by the consumer was offset by the fall in fuel prices from prior year levels. Our continued focus on cost controls also played a meaningful role in our ability to achieve such positive results.”

Key metrics for the first quarter of 2009 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (revenue per available lower berth day) decreased 5.2 percent for Q1 2009. Net revenue yields in current dollars decreased 11.1 percent due to unfavorable currency exchange rates. Gross revenue yields decreased 11.2 percent.

•	Excluding fuel, net cruise cost per available lower berth day (“ALBD”) for Q1 2009 was 1.4 percent higher on a constant dollar basis due to higher dry-dock costs.
•	Including fuel, net cruise costs per ALBD decreased 9.2 percent on a constant dollar basis (decreased 14.5 percent in current dollars). Gross cruise costs per ALBD decreased 13.8 percent.
•	Fuel price decreased 45 percent to $276 per metric ton for Q1 2009 from $499 per metric ton in Q1 2008 and was slightly below the December guidance of $295 per metric ton.

2009 Outlook

Since the start of the calendar year, booking volumes for the remaining three quarters are running 10 percent ahead of the prior year but at significantly lower prices. At this time, cumulative advance bookings for the remainder of the year are still behind last year’s levels as the booking curve has moved closer to sailing date. Ticket prices for these bookings are also at substantially lower levels.

Arison noted “it has been a solid wave season thus far, despite the challenging economic environment, with several of our brands achieving record booking volumes. As we had anticipated, people continue to book cruise vacations while seeking the best possible value. Our brands have responded with a variety of pricing initiatives designed to provide our guests with the most value for their vacation dollars. Though pricing is down significantly we continue to fill our ships by reaching people who might not have otherwise considered a cruise vacation.”

“As we look forward in 2009, we remain confident that the fundamental long-term drivers of our business remain intact. To enable us to overcome challenges in these difficult times, we have focused on maintaining tight cost controls and a strong liquidity position. The discipline instilled in our cost conscious culture is a particular advantage as our cost containment initiatives continue to mitigate the pressure on revenue yields,” Arison added.

Carnival has sixteen ships under construction to be delivered through 2012 at a cost of $9 billion, the majority of which is expected to be funded by cash from operations. Cash from operations, committed financing facilities and available cash are forecasted to be sufficient to fund the company’s cash requirements for 2009. Although the company will not need to obtain new financing for 2009, it will continue to look for low cost opportunities to enhance its liquidity. At the end of the first quarter the company had $3.7 billion of liquidity, which includes $1.8 billion of available cash and undrawn credit lines, as well as $1.9 billion of committed ship financing facilities. In addition, Carnival continues to have the highest credit rating in the leisure industry.

The company expects full year net revenue yields, on a constant dollar basis, to decrease 10 to 12 percent compared to 6 to 10 percent in the company’s December guidance as a result of the further deterioration in the U.S. and European economies. The company now forecasts a 16 to 18 percent decline in net revenue yields on a current dollar basis for the full year 2009 compared to 2008 caused by the weakening of foreign currencies against the U.S. dollar.

The company expects net cruise costs excluding fuel for the full year 2009 to be in line with the prior year on a constant dollar basis compared to an increase of 2 percent in its December guidance.

Since the December guidance, the movement in currency exchange rates has largely been offset by the continued decline in fuel prices. The company’s revised 2009 guidance is based on current spot prices for fuel of $280 per metric ton and currency exchange rates of $1.36 to the euro and $1.44 to sterling.

Taking all the above factors into consideration, the company now forecasts full year 2009 earnings per share to be in the range of $2.10 to $2.30, compared to its previous guidance range of $2.25 to $2.75.

Second Quarter 2009

Second quarter constant dollar net revenue yields are expected to decline in the 8 to 10 percent range (down 15 to 17 percent on a current dollar basis). Net cruise costs excluding fuel for the second quarter are expected to be approximately 4 percent higher on a constant dollar basis due in part to the timing of certain expenses, including advertising, dry-dock and repairs and maintenance.

Based on current fuel prices and currency exchange rates, the company expects earnings for the second quarter of 2009 to be in the range of $0.30 to $0.32 per share, down from $0.49 per share in 2008.

During the second quarter three new ships will debut in Europe- AIDA Cruises’ 2,050-passenger AIDAluna and Costa Cruises’ 2,260-passenger Costa Luminosa and the 2,990-passenger Costa Pacifica.

Selected Key Forecast Metrics

	Full Year 2009		Second Quarter 2009

	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	(16) to (18) %	(10) to (12) %	(15) to (17) %	(8) to (10) %
Net cruise cost per ALBD	(15) to (17) %	(11) to (13) %	(13) to (15) %	(7) to (9) %

	Full Year 2009	Second Quarter 2009
Fuel price per metric ton	$279	$285
Fuel consumption (metric tons in thousands)	3,233	820
Currency
Euro	$1.35 to €1	$1.36 to €1
Sterling	$1.45 to £1	$1.44 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2009 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 89 ships totaling more than 171,000 lower berths with 16 new ships scheduled to be delivered between April 2009 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases and declines in the securities, real estate and other markets, and perceptions of these conditions may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and overcapacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause injury or death or the alteration of itineraries or cancellation of a cruise or series of cruises or tours, and the impact of the spread of contagious diseases; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax, employment and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation plc’s future fuel expenses of implementing recently approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; changes in operating and financing costs, including changes in interest rates, food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship refurbishments and repairs, including ordering additional ships for its cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations and continuing financial viability of shipyards; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether Carnival Corporation & plc will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; availability and pricing of air travel services, especially as a result of any significant increases in air travel costs; changes in the global credit markets on Carnival Corporation & plc’s counterparty risks, including those associated with its cash equivalents, committed financing facilities, contingent obligations, derivative instruments, insurance contracts and new ship progress payment guarantees; Carnival Corporation & plc decision to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive port destinations; and risks associated with the dual listed company structure, including the uncertainty of its tax status. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended February 28/29,
	2009		2008
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$2,219		$2,438
Onboard and other	634		702
Other	11		12

	2,864		3,152

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	514		558
Onboard and other	104		125
Payroll and related	352		360
Fuel	208		392
Food	198		207
Other ship operating	458		454
Other	16		18

Total	1,850		2,114
Selling and administrative	392		425
Depreciation and amortization	311		301

	2,553		2,840

Operating Income	311		312

Nonoperating (Expense) Income
Interest income	4		10
Interest expense, net of capitalized interest	(96)		(98)
Other income, net	19	(a)	2

	(73)		(86)

Income Before Income Taxes	238		226

Income Tax Benefit, Net	22	(b)	10

Net Income	$260		$236

Earnings Per Share
Basic	$0.33		$0.30

Diluted	$0.33		$0.30

Dividends Declared Per Share			$0.40

Weighted-Average Shares Outstanding – Basic	787		786

Weighted-Average Shares Outstanding – Diluted	803		814

(a)	Includes a $15 million gain from the unwinding of a lease out and lease back type transaction.
(b)	Includes a $17 million gain from the reversal of uncertain income tax position liabilities, which were no longer required.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	February 28,	November 30,	February 29,
	2009	2008	2008
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$607	$650	$966
Trade and other receivables, net	402	418	434
Inventories	305	315	331
Prepaid expenses and other	245	267	292

Total current assets	1,559	1,650	2,023

Property and Equipment, Net	26,225	26,457	26,542

Goodwill	3,225	3,266	3,593

Trademarks	1,281	1,294	1,389

Other Assets	546	733	598

	$32,836	$33,400	$34,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$283	$256	$188
Current portion of long-term debt	1,269	1,081	1,333
Convertible debt subject to current put options	273	271	1,398
Accounts payable	496	512	477
Accrued liabilities and other	739	1,142	1,203
Customer deposits	2,280	2,519	2,794

Total current liabilities	5,340	5,781	7,393

Long-Term Debt	7,690	7,735	6,271

Other Long-Term Liabilities and Deferred Income	652	786	741

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 644 shares at 2009 and 643 shares at November and February 2008 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2009 and 2008 issued	354	354	354
Additional paid-in capital	7,687	7,677	7,626
Retained earnings	14,240	13,980	12,832
Accumulated other comprehensive (loss) income	(847)	(623)	1,219
Treasury stock; 18 shares at 2009 and 19 shares at November and February 2008 of Carnival Corporation and 52 shares at 2009 and November 2008 and 51 shares at February 2008 of Carnival plc, at cost	(2,286)	(2,296)	(2,297)

Total shareholders’ equity	19,154	19,098	19,740

	$32,836	$33,400	$34,145

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended February 28/29,
	2009	2008
	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	1,869	1,910
Occupancy percentage	103.9%	104.3%
Fuel consumption (metric tons in thousands)	752	785
Fuel cost per metric ton (a)	$276	$499
Currency
U.S. dollar to €1	$1.32	$1.47
U.S. dollar to £1	$1.46	$1.98

CASH FLOW INFORMATION
Cash from operations	$305	$373
Capital expenditures	$306	$258
Dividends paid	$314	$316

SEGMENT INFORMATION
Revenues
Cruise	$2,853	$3,140
Other	13	14
Intersegment elimination	(2)	(2)

	$2,864	$3,152

Operating expenses
Cruise	$1,834	$2,096
Other	18	20
Intersegment elimination	(2)	(2)

	$1,850	$2,114

Selling and administrative expenses
Cruise	$384	$417
Other	8	8

	$392	$425

Depreciation and amortization
Cruise	$302	$292
Other	9	9

	$311	$301

Operating income (loss)
Cruise	$333	$335
Other	(22)	(23)

	$311	$312

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended February 28/29,
	2009	2008
	(in millions, except ALBDs and yields)

Cruise revenues
Passenger tickets	$2,219	$2,438
Onboard and other	634	702

Gross cruise revenues	2,853	3,140
Less cruise costs
Commissions, transportation and other	(514)	(558)
Onboard and other	(104)	(125)

Net cruise revenues (a)	$2,235	$2,457

ALBDs (b)	14,492,250	14,161,289

Gross revenue yields (a)	$196.84	$221.71

Net revenue yields (a)	$154.25	$173.45

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended February 28/29,
	2009	2008
	(in millions, except ALBDs and costs per ALBD)
Cruise operating expenses	$1,834	$2,096
Cruise selling and administrative expenses	384	417

Gross cruise costs	2,218	2,513
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(514)	(558)
Onboard and other	(104)	(125)

Net cruise costs (a)	$1,600	$1,830

ALBDs (b)	14,492,250	14,161,289

Gross cruise costs per ALBD (a)	$153.02	$177.48

Net cruise costs per ALBD (a)	$110.43	$129.22

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.4 billion and $1.7 billion for the three months ended February 28, 2009, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.1 billion and $2.4 billion for the three months ended February 28, 2009, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three months ended February 28, 2009, compared to the prior year’s comparable period.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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